Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (defined below). The Offer (defined below) is made solely by the Offer to Purchase dated April 20, 2009 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Stock Purchase Rights)
of
AUTOBYTEL INC.
at
$0.35 Net Per Share
by
INFIELD ACQUISITION, INC.,
a Wholly-Owned Subsidiary of
TRILOGY ENTERPRISES, INC.,
a Wholly-Owned Subsidiary of
TRILOGY, INC.

Infield Acquisition, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Trilogy Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of Trilogy, Inc., a Delaware corporation (“Trilogy”), is offering to purchase all issued and outstanding shares of common stock, $0.001 par value per share (together with the associated stock purchase rights, “Shares”), of Autobytel Inc., a Delaware corporation (the “Company”), for $0.35 net per Share in cash (without interest and subject to applicable withholding taxes) upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 20, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (together with the Offer to Purchase and any amendments or supplements thereto, the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M.,
NEW YORK CITY TIME, ON MAY 19, 2009, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Purchaser currently intends, as soon as practicable following the consummation of the Offer, to seek maximum representation on the Company’s Board of Directors and to seek to consummate a merger with the Company (the “Proposed Merger”), with the Company continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Trilogy. At the effective time of the Proposed Merger, each Share then outstanding that is not owned by Trilogy, Purchaser or any other subsidiary of Trilogy would be converted pursuant to the Proposed Merger into the right to receive a net amount per Share in cash equal to the price paid pursuant to the Offer (without interest and subject to applicable withholding taxes).

The Offer is conditioned upon, among other things: (i) there having been validly tendered and not withdrawn before the expiration of the Offer at least the number of Shares, which, together with the Shares then owned by Trilogy and its subsidiaries (including Purchaser), represents a majority of the total number of Shares then outstanding on a fully-diluted basis; (ii) Purchaser being satisfied that the stock purchase rights associated with the Shares (the “Rights”) have been redeemed or invalidated or are otherwise inapplicable to the offer, the Proposed Merger, and any alternative proposal; (iii) Purchaser being satisfied that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Offer, the Proposed Merger, and any alternative proposal; and (iv) Purchaser being satisfied that Purchaser will control the Company’s Board of Directors immediately after the Offer is consummated. Other conditions to the Offer are described in the Offer to Purchase. The offer is not subject to any financing condition.

The Purchaser reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open by giving oral or written notice of the extension to the Depositary (defined in the Offer to Purchase) and by making a public announcement of the extension.

After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived but not all of the Shares have been tendered, the Purchaser may, subject to certain conditions, give stockholders a further opportunity to tender at the same price in one or more subsequent offering periods. The Purchaser does not currently intend to include a subsequent offering period, although it reserves the right to do so.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice of its acceptance to the Depositary. In order to tender shares in the Offer, certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents must be timely received by the Depositary.

Stockholders can withdraw some or all of the Shares that they previously tendered in the Offer at any time prior to the expiration of the Offer. Shares may also be withdrawn after June 19, 2009 unless theretofore accepted for payment as provided in the Offer to Purchase. Once we accept your tendered shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

In general, the sale of shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. All stockholders should consult their own tax advisor about the tax consequences to them of participating in the Offer in light of their particular circumstances. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser regardless of any extension of the Offer or by reason of any delay in making such payment.

The information required to be disclosed by Rule 14d-6(d)(1) of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

A request may be made to the Company for its stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other related documents may be mailed to record holders of Shares and to brokers, banks, and similar persons whose name appears or whose nominee appears on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Neither this Notice, the Offer to Purchase nor the Offer referred to herein and therein constitutes a solicitation of proxies or consents in connection with any matter to be considered at any annual meeting of the Company’s stockholders.

The Offer to Purchase and the Letter of Transmittal contain important information and both documents should be read in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the information agent for the Offer at the address and telephone numbers listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the information agent and will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Tender Offer is:
Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: trilogy.info@morrowco.com

3